Exhibit 10.1

Confidential

Dated 2025

QUAZAR FOR INVESTMENT IN COMMERCIAL ENTERPRISES & MANAGEMENT L.L.C.

and

NUROMENA HOLDINGS LTD

SUBSCRIPTION AGREEMENT

Contents

Clause		Page

1	Definitions and interpretation	2
2	Subscription	2
3	Completion	2
4	Warranties	3
5	Further Investment	3
6	Announcements and confidentiality	4
7	Liability	5
8	Not a partnership	5
9	Entire agreement	5
10	Further assurances	6
11	Remedies and waivers	6
12	Release	6
13	Severance	6
14	Alterations	7
15	Counterparts	7
16	Costs	7
17	Agreement binding	7
18	Assignment	7
19	Rights of third parties	7
20	Notices	8
21	Governing law	9
22	Arbitration	9
Schedule 1 Particulars of the Company		11
Schedule 2 Members of the Company: pre-Completion		12
Schedule 3 Conditions		13
Schedule 4 Warranties		14
Schedule 5 Investor’s Warranties		16
Schedule 6 Definitions and interpretation		19

THIS AGREEMENT is dated on ____________________ 2025 and is made between:

(1)	QUAZAR FOR INVESTMENT IN COMMERCIAL ENTERPRISES & MANAGEMENT L.L.C., a company registered in Dubai with licence number 1011726 (the Investor); and

(2)	NUROMENA HOLDINGS LTD a company incorporated in the ADGM with registration number (the Company),

(each a party and together the parties).

WHEREAS:

(A)	The Company is a private company limited by shares, brief particulars of which are set out in of Schedule 1.

(B)	Details of the legal ownership of the share capital of the Company are set out in Schedule 2.

(C)	The Investor wishes to subscribe for shares in the capital of the Company on and subject to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 6 apply, unless the context requires otherwise.

2	Subscription

Subject to the provisions of clauses 3.1 to 3.3 (inclusive), the Investor applies for the allotment and issue to them at Completion of 2,500,000 Shares at the Subscription Price for an aggregate subscription amount of USD 400,000 (the Subscription Amount).

3	Completion

3.1	Completion shall take place on the fifth Business Day after the date (such date not being after the Longstop Date) on which the last of the Conditions to be satisfied or waived is satisfied or waived at the offices of the Company or at such later date or such other place as the parties may agree on or prior to the Completion Date.

3.2	On, or prior to, the Completion Date, the Investor shall pay the Subscription Amount by electronic funds transfer to the bank account of the Company as notified to the Investor in writing.

3.3	Upon receipt by the Company of the Subscription Amount paid in accordance with clause 3.2, the Company shall issue the New Shares to the Investor credited as fully paid and enter its name in the register of members in respect of such New Shares and execute and deliver to such Investor a certificate in respect of such New Shares (Completion).

3.4	At Completion, the Company and the Investor shall each enter into, and deliver to each other a copy of their duly executed counterpart of, the Shareholders’ Agreement.

4	Warranties

4.1	The Company warrants to the Investor (for itself and as trustee for its successors in title) that each Warranty is true and accurate at the date of this Agreement subject to any exceptions expressly provided for under this Agreement.

4.2	The rights and remedies of the Investor in respect of any breach of any of the Warranties shall not be affected by Completion.

4.3	The Company shall not be liable in respect of any Claim where the Investor and/or any of its agents and/or any of its advisers had knowledge of the matter giving rise to that Claim on or before the date of this Agreement.

4.4	The Investor warrants to the Company that each of the Investor’s Warranties is true and accurate at the date of this Agreement.

5	Further Investment

5.1	The Investor undertakes to procure, within the Further Investment Period, one or more additional investors to subscribe for Shares in the Company at a price of USD 25 per Share for an aggregate subscription amount of USD 50,000,000 (Further Investment) by way of entering into a duly executed and legally binding subscription agreement(s) with the Company (Further Subscription Agreement(s)). The Further Investment must be made on the basis of a fully diluted pre-investment valuation of the Company of USD 69,600,000 (which, including the New Shares, is anticipated to represent a shareholding of circa 62% of the entire issued share capital of the Company upon closing of the Further Investment) and on such other terms acceptable to the Company.

5.2	If the Further Subscription Agreement(s) in respect of the Further Investment in full is not duly executed before the end of the Further Investment Period, the Investor shall, at the election of the Company, either:

(a)	transfer the New Shares to NeOnc Technologies Holdings, Inc for nil or nominal consideration;

(b)	transfer the New Shares to the Company for nil or nominal consideration; or

(c)	otherwise renounce title to the New Shares for nil or nominal consideration, whether by way of cancellation, redemption, reclassification, or otherwise.

5.3	The Investor undertakes to execute and deliver to the Company such documents and/or take such actions, as shall reasonably be required to give effect to the provisions of clause 5.2. If the Investor does not deliver such documents to the Company within a reasonable period, the Company shall be entitled to authorise and instruct any of its directors to execute and deliver all documents required to be executed by the Investor to give effect to clause 5.2.

5.4	If the Investor does not execute and deliver in accordance with clause 5.3 share transfer instrument(s) in respect of all of the New Shares, it shall be deemed to have irrevocably appointed any person nominated for the purpose by the Company to be its agent to execute all necessary share transfer instrument(s) and related documents on its behalf. After the relevant transferee has been registered as the holder of the New Shares following transfer on behalf of the Investor, the validity of such proceedings shall not be questioned by any person. Failure to produce a share certificate shall not impede the registration of the New Shares under this clause 5.

6	Announcements and confidentiality

6.1	Subject to clause 6.2, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by any party (or any of its respective Related Parties) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

6.2	Clause 6.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (Relevant Authority) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account their reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

6.3	Subject to clause 6.4, the Investor shall treat as strictly confidential all information received or obtained as a result of entering into or performing its obligations in connection with this Agreement or which relates to:

(a)	the subject matter and provisions of this Agreement or any claim or potential claim thereunder;

(b)	the discussions and negotiations relating to this Agreement; or

(c)	the business or operations of the Company.

6.4	An Investor may disclose information which would otherwise be confidential if and to the extent:

(a)	required by the law of any relevant jurisdiction;

(b)	required by any Relevant Authority or Taxation Authority to which the Investor making the disclosure is subject, whether or not such requirement has the force of law;

(c)	the Company has given its prior written approval to the disclosure,

provided that any disclosure shall, so far as is practicable, be made only after consultation with the Company.

7	Liability

The parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach of this Agreement and each party who is not in breach shall be entitled to the remedies of injunction, specific performance and other equitable relief for a threatened or actual breach of this Agreement by any party without proof of special damage.

8	Not a partnership

Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or other fiduciary relationship between or among any of the parties.

9	Entire agreement

9.1	Each party acknowledges and agrees for itself that:

(a)	this Agreement constitutes the entire agreement between the Investors and supersedes any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of this Agreement;

(b)	in entering into this Agreement, it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this Agreement or not and whether made in writing or not) other than as expressly set out in this Agreement;

(c)	except as otherwise provided in this Agreement, no Investor may rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise; and

(d)	nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

10	Further assurances

Each party shall at its own cost (and shall use its reasonable endeavours to procure that any third parties shall) execute and deliver such documents and/or take such action, as shall reasonably be required to give effect to this Agreement and to give the other parties the full benefit of all the provisions of this Agreement.

11	Remedies and waivers

The rights and remedies of each party are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

12	Release

The liability of any party to this Agreement may, in whole or in part, be released, compounded or compromised and if any party shall give time or indulgence to the person under such liability, this will in no way prejudice or affect that party’s rights against any other person under the same or similar liability.

13	Severance

Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired, it being the parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

14	Alterations

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

15	Counterparts

15.1	This Agreement may be executed in any number of counterparts. Each counterpart, when duly exchanged or delivered, is an original, but the counterparts together are one and the same agreement.

15.2	Any counterpart may take the form of an electronic copy of this Agreement and that counterpart:

(a)	will be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

15.3	The party delivering the electronic counterpart will within seven days of electronic exchange, deliver the wet ink original of that counterpart to the other parties by express courier.

16	Costs

Except as otherwise provided in this Agreement, each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all documents referred to in this Agreement.

17	Agreement binding

This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

18	Assignment

None of the parties shall be entitled to assign the benefit of any rights or obligations under this Agreement without the prior written consent of the Company.

19	Rights of third parties

This agreement does not confer any rights on any person or party (other than the parties to this agreement).

20	Notices

20.1	A notice or other communication given under or in connection with this Agreement must be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by a Permitted Method to the Notified Address.

20.2	The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below.

(1) Permitted Method	(2) Date on which notice deemed given and received
Personal delivery	If left at the Notified Address before 5pm on a Business Day, when left and otherwise on the next Business Day
Registered or International registered or prepaid air-mail	Six Business Days after posting
E-mail	When sent if sent before 5pm on a Business Day, and otherwise on the next Business Day (unless the sender receives an automated notification of non-delivery or rejection by the recipient's e-mail server, in which case the notice shall be deemed not to have been given or received)

20.3	The Notified Address of each of the parties is as set out below:

Name of party	Notified Address	E-mail address	Marked for the attention of:
The Investor	6th Street, Al Quoz 1, Dubai, UAE	sameer@quazarinvestment.com waleed@quazarinvestment.com	Sameer Salgar Waleed Al Ali
The Company	23975 Park Sorrento, Suite 205, Calabasas, CA 91302	amir@neonc.com	Amir F. Heshmatpour

or such other Notified Address as any party may, by notice to the others, substitute for their Notified Address set out above.

21	Governing law

21.1	This Agreement and any non-contractual obligations connected with it shall be governed by English law.

21.2	The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

22	Arbitration

22.1	Any dispute or difference shall, at the request of either party be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (the Rules). The Rules are deemed to be incorporated into this Agreement by reference into this clause.

22.2	The number of arbitrators shall be three. Each party shall nominate one arbitrator (together the Nominated Arbitrators) and the third arbitrator shall be nominated by agreement between the Nominated Arbitrators. The third arbitrator shall serve as chairman of the arbitral tribunal.

22.3	The seat or legal place of the arbitration shall be the ADGM. The governing law of this arbitration agreement shall be the laws of England and Wales. The language of the arbitration shall be English. The parties waive any right of appeal to any court in any jurisdiction, insofar as such waiver can validly be made.

22.4	By agreeing to arbitration in accordance with this clause 22, the parties do not intend to deprive any competent court of its jurisdiction and/or the right to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either party.

22.5	The parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

22.6	All awards shall be final and binding on the parties. The parties undertake to carry out any award immediately and without any delay. The parties waive irrevocably their right to any form of appeal or review of the award by any state court or other judicial authority, insofar as such waiver may be validly made.

22.7	This clause 22 shall survive the expiration or termination of the Agreement and in such event shall be treated as an independent arbitration agreement. This clause 22 shall not be regarded as invalid, non-existent or ineffective in the event that the rest of the Agreement is invalid, or did not come into existence or has become ineffective, and it shall for that purpose be treated as a distinct agreement.

IN WITNESS whereof, this Agreement has been executed the day and year first above written.

Schedule 1

Particulars of the Company

Registered number:

Registered office:

Directors:

Secretary:

Issued share capital:	10,000,000 with a par value of USD 0.0001 per Share.

Schedule 2

Members of the Company: pre-Completion

Member	Number of Shares held
NeOnc Technologies Holdings, Inc	10,000,000 ordinary shares with a par value of USD 0.0001

Schedule 3

Conditions

1	The passing of directors’ and Shareholders’ resolutions at a duly convened Board meeting or by written resolutions of the Board and a general meeting of the Company or by Shareholders’ written resolution to:

(a)	authorise the allotment of the New Shares, and to increase the authorised share capital accordingly if required;

(b)	waive pre-emption rights in respect of the allotment and issue of the New Shares; and

(c)	adopt the New Articles.

2	The Company will procure that a meeting of the Board be held or Board resolutions shall be passed at or in which the Board shall:

(a)	approve and authorise the execution by the Company of the Shareholders’ Agreement;

(b)	subject to clauses 3.3, approve the issue to the Investor of the New Shares credited as fully paid and enter its name in the register of members in respect of the New Shares and execute and deliver to such Investor a certificate in respect of the New Shares;

(c)	appoint the person nominated by the Investor as its director of the Company;

(d)	pass any such other resolutions as may be required to carry out the obligations of the Company under this Agreement.

Schedule 4

Warranties

1	Share capital and authority

1.1	All of the shares set out in Schedule 2 are fully paid and comprise the entire issued share capital of the Company and none of the issued share capital of the Company is subject to any Encumbrance.

1.2	No options, warrants or other rights to subscribe for new shares in the Company have been granted or agreed to be granted or have been promised (orally or in writing), in each case by the Company.

1.3	No dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid by the Company.

1.4	The execution and delivery by the Company of this Agreement and the documents referred to in it, and compliance with their respective terms, shall not breach or constitute a default under the Company’s articles of association, or any other agreement or instrument to which the Company is a party or by which the Company is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to the Company.

2	The Company

2.1	The Company is a private company limited by shares formed and registered in accordance with applicable law with validly issued shares. The Company’s shares are not now or have at any time been listed on any stock exchange or regulated market.

2.2	The Company does not have:

(a)	an interest in the shares or securities of, or other investment in, any body corporate other than the Subsidiary;

(b)	an interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit other than the Subsidiary;

(c)	a branch, agency, place of business or permanent establishment outside its jurisdiction of incorporation (overseas branch) or substantial assets outside its jurisdiction of incorporation;

(d)	an outstanding obligation or right to acquire any such interest or overseas branch or in respect of any such interest or overseas branch formerly owned by it or agreed to be acquired by it; or

(e)	allotted or issued any securities that are convertible into shares.

3	Trading and insolvency

3.1	The Company has never traded.

3.2	The Company has no assets except for the sum of in cash, being the aggregate amount subscribed for the issued share capital of the Company.

3.3	The Company has not been dissolved or entered into (or taken steps to enter into) liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction; and no petition has been presented or other step been taken by any person with a view to any of those things.

Schedule 5

Investor’s Warranties

The Investor warrants to the Company as follows:

(a)	it is a limited liability company, duly incorporated, organised and validly existing under the laws of its jurisdiction with full power to conduct its business as conducted at the date of this Agreement;

(b)	it has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the Shareholders’ Agreement to be executed at or before Completion, and each such document will, when executed, constitute legal, valid and binding obligations of the Investor enforceable in accordance with their respective terms;

(c)	the Investor is an “accredited investor” (as defined by Section 501 (a) of the U.S. Securities Act of 1933, as amended);

(d)	the execution and delivery of, and the performance by it of its obligations under, and compliance with the provisions of, this Agreement and the Shareholders’ Agreement to be entered into pursuant to this Agreement will not result in any breach of:

(i)	or conflict with any provision of its constitutional documents;

(ii)	or constitute a default under, any instrument or agreement to which it is a party or by which it is bound; or

(iii)	any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound;

(e)	no consent, authorisation, licence or approval of its shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required, nor is any notice to or registration with such body required to be made, to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the Shareholders’ Agreement or the performance by the Investor of its obligations under them;

(f)	there are no outstanding, pending or threatened:

(i)	investigations, judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Investor or any member of the Investor’s group;

(ii)	lawsuits, actions or proceedings against or affecting the Investor or any member of the Investor’s group;

(g)	no order has been made and no resolution has been passed for the winding up of the Investor nor for a provisional liquidator to be appointed in respect of the Investor and no petition has been presented and no meeting has been convened for the purpose of winding up the Investor;

(h)	no administrator has been appointed and no legal proceedings or other procedure or step has been taken in relation to the appointment of an administrator in respect of the Investor;

(i)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Investor or in respect of all or any part of its assets;

(j)	no voluntary arrangement has been proposed in respect of the Investor and no step has been taken with a view to a composition, assignment or arrangement with any class of creditor of the Investor;

(k)	it is not insolvent or unable to pay its debts and the Investor has not stopped or suspended paying its debts as they fall due nor has it, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(l)	it has not been subject to and is not currently subject to any action, step or proceeding in any jurisdiction outside its jurisdiction of incorporation in the nature of or analogous to any of those set out in paragraphs (g) to (k) above;

(m)	it has or will at Completion have immediately available on an unconditional basis all required funds or financing in place to pay and deliver to the Company the Subscription Amount at Completion in accordance with this Agreement or otherwise meet its obligations under this Agreement;

(n)	the Investor’s funds that will be utilized in respect of this Agreement (a) are not of illicit origin with respect to, without limitation, the FATF Recommendations or (b) do not result from fraudulent activities in countries within the African Union, United Nations, United Kingdom, United States of America, Swiss Confederation, the European Communities, a Corrupt Practice, or any other Designated Categories of Offences;

(o)	neither the Investor nor any of its Affiliated Persons is a Sanctioned Person or acts directly or indirectly on behalf of a Sanctioned Person;

(p)	neither the Investor nor any of its Affiliated Persons is incorporated, located, resident or carrying on a trade or business in a Sanctioned Territory;

(q)	each of the Investor and its Affiliated Persons is in compliance with all relevant Sanctions and is not engaged in any activities that would reasonably be expected to expose any party or their Affiliated Persons to the risk of adverse measures pursuant to Sanctions, including being designated as a Sanctioned Person;

(r)	the Investor and each of its Affiliated Persons has policies and procedures adequately designed to ensure compliance with the Sanctions-related warranties of this Agreement.

For the purposes of paragraphs (o), (p), (q) and (r), Affiliated Persons means any officers, directors, employees (past or present) or associated persons or any holder of more than 10% of the equity interests (direct or indirect) of the Investor.

Schedule 6

Definitions and interpretation

1	In this Agreement:

ADGM means the Abu Dhabi Global Market

Board means the board of directors of the Company as constituted from time to time

Business Day means any day (other than a Saturday, Sunday or public holiday) on which licensed banks in Abu Dhabi are open for the transaction of normal banking business

Claim means any claim for breach of a Warranty

Completion has the meaning given to it in clause 3.3

Completion Date means the date on which Completion occurs in accordance with this Agreement

Conditions means the conditions set out in Schedule 3

Corrupt Practice means:

(a)	the promising, offering, giving, making, authorising, insisting on, receiving accepting or soliciting, directly or indirectly, of any illegal or undue payment or advantage of any nature, to or by any person (or person acting in concert), with the intention to, or the knowledge that such payment or advantage may, directly or indirectly influence, whether as inducement or reward, the actions or decisions of any person, including causing any person to refrain from any action or decision; or

(b)	any action or omission which is prohibited in any applicable jurisdiction by applicable law relating to bribery or corruption

Designated Categories of Offences means the following categories of offences as defined by the third FATF Recommendation and its interpretative note: participation in an organised criminal group and racketeering; terrorism, including financing of terrorism; trafficking in human beings and migrant smuggling; sexual exploitation, including sexual exploitation of children; illicit trafficking in narcotic drugs and psychotropic substances; illicit arms trafficking; illicit trafficking in stolen and other goods; corruption and bribery; fraud; counterfeiting currency; counterfeiting and piracy of products; environmental crime; murder, grievous bodily injury; kidnapping, illegal restraint and hostage-taking; robbery or theft; smuggling (including in relation to customs and excise duties and taxes); tax crimes (related to direct taxes and indirect taxes); extortion; forgery; piracy; insider trading and market manipulation

Encumbrance means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law)

Further Investment Period means the period of one hundred and twenty (120) days commencing on 25 June 2025

Investor’s Warranties means the warranties referred to in clause 4.4 and set out in Schedule 5

Longstop Date means 5:00 p.m. on the date which is 20 Business Days following the date of this Agreement or such later time and date as may be agreed in writing by the Company and the Investor

New Articles means the new articles of association of the Company to be adopted on or prior to Completion, as amended or superseded from time to time

New Shares means the Shares subscribed by the Investor pursuant to clause 2

Related Party means, in relation to any company, any subsidiary or holding company of that company, any subsidiary of any such holding company or any shareholder of that company

Sanctions means any laws or regulations relating to economic or financial sanctions or trade embargoes or export controls or related restrictive measures or similar measures (including “secondary” sanctions) imposed, administered or enforced from time to time by a Sanctions Authority

Sanctions Authority means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Department of Commerce, and HM Treasury; and (v) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Investor

Sanctions List means:

(a)	the consolidated United Nations Security Council sanctions list;

(b)	the “Specifically Designated Nationals and Blocked Persons List”, “Denied Persons List”, “Entities List” and any list maintained by OFAC within its “Consolidated Sanctions List”;

(c)	the “Sectoral Sanctions Identification List” maintained by OFAC;

(d)	the “Consolidated List of Persons, Groups, and Entities subject to EU Financial Sanctions” maintained by the EU Commission; and/or any list of persons or entities targeted by a restrictive measure that has been implemented pursuant to any European Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the European Union’s Common Foreign and Security Policy;

(e)	or any other list issued or maintained by any Sanctions Authority of persons subject to Sanctions,

in each case as amended, supplemented or substituted from time to time

Sanctioned Person means a person that is listed on, or owned or controlled by, or acting on behalf of, a person listed on any Sanctions List

Sanctioned Territory means Cuba, Iran, North Korea, Syria, Venezuela, the so-called Donetsk and Luhansk Peoples’ Republics, the Zaporizhzhia and Kherson Oblasts, and other Ukrainian territories claimed to be annexed by Russia, or any country or region which is, or whose government is, or becomes, a target of comprehensive, country-wide or territory-wide Sanctions

Shares means the ordinary shares of USD 0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles

Shareholders’ Agreement means the shareholders’ agreement in agreed form to be entered into between NeOnc Technologies Holdings, Inc.; the Company; and the Investor

Subscription Amount has the meaning given to it in clause 2

Subscription Price means USD 0.16 per New Share

Subsidiary means the proposed wholly-owned subsidiary of the Company intended to be incorporated in Abu Dhabi (whether mainland or Abu Dhabi-based free zone) which is intended to be incorporated on or around the date of this Agreement and be named “NuroCure LLC”

Taxation or Tax means:

(a)	all forms of tax (other than deferred tax), levy, duty, charge, impost, withholding or other amount whenever created or imposed, payable to or imposed by any taxation authority; and

(b)	all interest, penalties and fines relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation

Taxation Authority means any revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person, whether of the UAE or elsewhere which is responsible for the administration, collection or enforcement of Taxes

Warranties means the warranties referred to in clause 4 and set out in Schedule 4

2	In this Agreement, unless the context requires otherwise:

(a)	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)	references to clauses and Schedules are to clauses of, and schedules to, this Agreement, references to this Agreement include its Schedules and references to a Part or paragraph are to a Part or paragraph of a Schedule to this Agreement;

(c)	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(d)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(e)	references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

(f)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	references to time are to the time in the United Arab Emirates;

(h)	the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as include, including, other and in particular shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

(i)	the word company shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or formed after the date of this Agreement.

3	In this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision includes:

(a)	any subordinate legislation made under it; and

(b)	any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended, and any such statute, statutory provision or subordinate legislation as is in force at the date of this Agreement shall be interpreted as it is interpreted at the date of this Agreement and no account shall be taken of any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement.

Signed by	Waleed Khalid Al Ali for and on behalf of	/s/ Waleed Khalid Al Ali
	QUAZAR FOR INVESTMENT IN COMMERCIAL ENTERPRISES & MANAGEMENT L.L.C.	Authorised Signatory

Signed by	Amir Heshmatpour for and on behalf of	/s/ Amir Heshmatpour
	NUROMENA HOLDINGS LTD	Authorised Signatory